Exhibit 99.1

Domination and Profit and Loss Transfer Agreement Between ADVA Optical Networking SE and ADTRAN Holdings, Inc., Has Been Registered in the Commercial Register

January 17, 2023

HUNTSVILLE, Ala.—(BUSINESS WIRE)— The domination and profit and loss transfer agreement (the “DPLTA”) between ADVA Optical Networking SE (“ADVA”) as dependent company and ADTRAN Holdings, Inc. (NASDAQ: ADTN and FSE: QH9) (“ADTRAN Holdings”) as dominating company that was executed on December 1, 2022 and has been registered in the commercial register of the local court of Jena on January 16, 2023 and has thus become effective. The extraordinary general meeting of ADVA had granted approval to the conclusion of the DPLTA on November 30, 2022. The effectiveness of the DPLTA enables ADTRAN Holdings to further integrate ADVA under German law, including the ability to issue binding operational instructions to the management board of ADVA.

The Company’s Chairman and Chief Executive Officer Tom Stanton stated, “I am excited to share that the DPLTA has been registered. This was the final administrative step in operating as one combined company. I would like to take the opportunity to thank all of our employees for the continued support.”

Further details of the cash compensation offered to outside ADVA shareholders per ADVA share in connection with the DPLTA will be published shortly by ADTRAN Holdings in the German Federal Gazette (Bundesanzeiger).

About ADTRAN Holdings, Inc.

ADTRAN Holdings, Inc. is the parent company of ADTRAN, Inc., a wholly owned subsidiary and a leading global provider of open, disaggregated networking and communications solutions. ADTRAN Holdings is also the largest shareholder of ADVA, a European headquartered network innovator that empowers operators to deliver the cloud and mobile services that are vital to today’s society.

Cautionary Note Regarding Forward-Looking Statements

Certain statements, including those regarding the integration of ADTRAN Holdings and the Settlement Offer, contained in this press release regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). They are generally identified by the use of words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could” and similar expressions, which forward-looking statements reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the risks discussed throughout ADTRAN Holdings’ periodic filings with the U.S. Securities and Exchange Commission available at www.sec.gov. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this filing.

Investor Services/Assistance:

Rhonda Lambert/256-963-7450

investor@ADTRAN.com

Source: ADTRAN Holdings, Inc.